SUBLEASE AGREEMENT

This SUBLEASE AGREEMENT (“Sublease”) is made as of January 3, 2025 (the “Effective Date”), between EXPEDIA, INC., a Washington corporation (“Sublandlord”), and BigCommerce, Inc., a Texas corporation (“Subtenant”).

Recitals

A. TR DOMAIN 11, LLC, a Delaware limited liability company (“Landlord”) and HomeAway Holdings, Inc., a Delaware corporation (“Original Tenant”) entered into that Office Lease dated June 15, 2017 (the “Original Lease”) with respect to certain premises located in the building commonly known as Domain 11 and having the street address of 11901 Alterra Parkway, Domain 11, Austin, Texas 78758 (the “Building”). Sublandlord is the successor in interest in the Original Lease to Original Tenant pursuant to that certain Assignment and Assumption of Office Lease dated July 1, 2024.

B. The Original Lease was amended by that certain First Amendment to Lease dated April 25, 2019; that certain Second Amendment to Lease dated May 6, 2020; and that certain Third Amendment to Lease dated April 21, 2023, between Landlord and Original Tenant (collectively with the Original Lease, the “Master Lease”). A copy of the Master Lease is attached hereto as Exhibit A (with financial terms applicable to areas other than the Subleased Premises redacted).

C. Sublandlord leases approximately 315,882 rentable square feet of the Building under the Master Lease (as more particularly described in the Master Lease, the “Premises”), including the approximately 65,050 rentable square feet of space comprising the entire 8th and 9th floors of the Building, with the 8thfloor of the Building containing approximately 31,652 rentable square feet and the 9th floor of the Building containing approximately 33,398 rentable square feet (the “Subleased Premises”). The Subleased Premises are depicted on attached Exhibit B.

D. Sublandlord desires to lease the Subleased Premises to Subtenant, and Subtenant desires to lease the Subleased Premises from Sublandlord, on the terms and conditions set forth in this Sublease. Capitalized terms that are used in this Sublease that are not defined herein shall have the meaning given to them in the Master Lease.

NOW THEREFORE, in consideration of the covenants and promises contained in this Sublease, and for other good and valuable consideration, the receipt and adequacy of which the parties acknowledge, the parties agree as follows:

1.
Subleased Premises; Shared Amenities. Sublandlord agrees to sublease to Subtenant, and Subtenant agrees to sublease from Sublandlord, the Subleased Premises, on the terms and conditions contained in this Sublease. Sublandlord also grants to Subtenant nonexclusive rights to use other portions of the Premises as specifically depicted and described in Exhibit C (the “Shared Amenities”), subject to Sublandlord’s reasonable security and confidentiality measures, and provided that the exercise of such rights by Subtenant does not unreasonably interfere with Sublandlord’s operations in the remainder of the Premises. Subject to the terms and conditions of the Master Lease and this Sublease, Subtenant shall have the right to use the Subleased Premises and Shared Amenities 24 hours per day, seven days per week. Sublandlord shall provide Subtenant with key card access to all Shared Amenities, as well as to parking in the Building and the Building’s elevators and stairwells. Sublandlord will issue access cards to Subtenant's designated personnel requested in writing by Subtenant, at no cost to Subtenant or Subtenant's personnel (except as otherwise set forth below). Subtenant shall notify Sublandlord promptly of any changes in Subtenant personnel requiring the issuance, reprogramming, or deactivation of access cards, and Subtenant shall reimburse Sublandlord for the actual cost of any lost or destroyed access cards. Subtenant’s employees and guests will be greeted and processed for entry by Sublandlord’s facility management team in the Building lobby. Dedicated services requested by Subtenant (excluding services that Subtenant is entitled to receive under this Sublease) will be billed directly to Subtenant at the same cost that Sublandlord pays for such services, if any. Such requests by Subtenant shall be in writing. Subtenant may elect to utilize the existing access control infrastructure installed by the Sublandlord in the Subleased Premises. Subtenant shall be responsible for maintaining and restoring all such hardware to its state and condition as of the Delivery Date (as defined below), subject to normal wear and tear, upon the expiration or termination of this Sublease.

2.
Term.

2.1.
General. The term of this Sublease (the “Term”) shall commence on October 1, 2025 (the “Commencement Date”) and shall terminate on the earlier of (a) January 31, 2031, or (b) if reasonably possible, two (2) months prior to such earlier date as the Master Lease may otherwise expire or terminate. Subject to Section 2.2 below, and provided Subtenant provides a certificate of insurance showing that Subtenant is carrying the insurance required by Section 13 below and otherwise complies with all applicable codes and laws, Sublandlord shall deliver possession of the Subleased Premises to Subtenant, and Subtenant may access the Subleased Premises, beginning sixty (60) days after the Consent Date (the “Delivery Date”) for the purpose of planning, measurement, installing improvements, moving in and the conduct of business, all in compliance with the terms of this Sublease and the Master Lease. After the Delivery Date, Subtenant shall have access to the Shared Amenities upon completion of certain telecommunication work being performed therein by Sublandlord (scheduled to be completed April 1, 2025, except that the Galaxy space is scheduled to be ready June 1, 2025), which work Sublandlord shall complete as soon as reasonably possible but in no event later than the Commencement Date. During the period of time from the Delivery Dateuntil the Commencement Date, all provisions of this Sublease shall apply except for Subtenant’s obligation to pay Net Rent and Additional Charges hereunder.
2.2.
Landlord’s Consent. Although this Sublease is binding on the parties on the Effective Date, this Sublease will not become effective until Sublandlord receives Landlord’s written consent in a form reasonably satisfactory to Landlord and Sublandlord (such date, the “Consent Date”). Sublandlord will be responsible for fees or costs associated with Landlord’s review of this Sublease as described in Section 9 of the Master Lease (including the Assignment/Subletting Fee and all other fees and costs owed under Section 9.6 of the Master Lease). Sublandlord shall use commercially reasonable efforts to obtain Landlord’s consent as soon as reasonably practicable after the Effective Date. If Landlord has failed to deliver its written consent to this Sublease as required above on or before ninety (90) days after the Effective Date, then each of Sublandlord and Subtenant may terminate this Sublease by written notice delivered to the other party prior to the Consent Date, in which event this Sublease shall be of no further force and effect. Within three (3) business days after the Consent Date, Subtenant shall pay the first month’s Net Rent for each floor of the Subleased Premises to Sublandlord ($140,941), which amounts shall be applied to the initial Net Rent due in the first year of the Term.
3.
Rent.
3.1.
Net Rent. Subtenant shall begin paying “Net Rent” (herein so called) for the Subleased Premises to Sublandlord on the Commencement Date via ACH at the account specified in writing by Sublandlord, in accordance with the following schedule:

8th floor			
Period	Rate/rsf (for 31,652 rsf)	Total Installments	Monthly Installments
10/1/2025 to 2/28/2026	$0	$0.00	$0.00
3/1/2026 to 9/30/2026	$26	$480,055.31	$68,579.33
10/1/2026 to 9/30/2027	$27	$854,604.00	$71,217.00
10/1/2027 to 9/30/2028	$28	$886,256.00	$73,854.67
10/1/2028 to 9/30/2029	$29	$917,908.00	$76,492.33
10/1/2029 to 9/30/2030	$30	$949,560.00	$79,130.00
10/1/2030 to 1/31/2031	$31	$327,070.68	$81,767.67

9th floor			
Period	Rate/rsf (for 33,398 rsf)	Total Installments	Monthly Installments
10/1/2025 to 12/31/2026	$0	$0.00	$0.00
1/1/2027 to 9/30/2027	$27	$676,309.50	$75,145.50
10/1/2027 to 9/30/2028	$28	$935,144.00	$77,928.67
10/1/2028 to 9/30/2029	$29	$968,542.00	$80,711.83
10/1/2029 to 9/30/2030	$30	$1,001,940.00	$83,495.00
10/1/2030 to 1/31/2031	$31	$345,113.00	$86,278.17

Subtenant shall pay the Net Rent in advance on the first day of each month commencing on the Commencement Date without prior demand and without any deduction or offset whatsoever. Subtenant shall prepay a portion of the Net Rent pursuant to Section 2.2 above. Upon any extension of the Commencement Date as provided herein, all of the dates in the schedule above (except for the Term expiration date) shall be extended for an equivalent period.

3.2.
Additional Charges. Beginning on October 1, 2025 for the 8th floor of the Subleased Premises, and on March 1, 2026 for the 9th floor of the Subleased Premises, and for the duration of the Term as may be extended unless otherwise modified by the parties in writing, Subtenant will also pay, as “Additional Charges,” (i) Subtenant’s proportionate share (“Subtenant’s Share”) of the amounts owed by Sublandlord as Tenant’s Proportionate Share of Expenses and Taxes (each, as defined in the Master Lease), (ii) all other sums payable under the Master Lease that pertain solely to the Subleased Premises or to Subtenant’s use or occupancy of the Subleased Premises, and (iii) Subtenant’s share of the Cleaning Services (defined below). For the 8th floor of the Subleased Premises, Subtenant’s Share is 10.02%; for the 9thfloor of the Subleased Premises, Subtenant’s Share is 10.57%; and for all of the Subleased Premises, Subtenant’s Share is 20.59%. Upon receipt of a statement from Sublandlord containing the amount of Subtenant’s Share of Additional Charges (in accordance with estimates of Rent Adjustments provided by Landlord under the Master Lease) and/or Cleaning Services, Subtenant will pay Subtenant’s Share, together with Net Rent, on the first day of each calendar month during the Term. Sublandlord contracts with a third party for the cleaning services described in Exhibit Fattached hereto (the “Cleaning Services”). Any extra cleaning services requested by Subtenant will be billed to Subtenant at Sublandlord’s cost as an additional charge. At Subtenant’s option, upon not less than sixty (60) days’ advance written notice to Sublandlord, Subtenant shall have the right to contract itself for the Cleaning Services, in which event the Additional Charges paid to Sublandlord will no longer include charges for the Cleaning Services.
4.
Security Deposit. Within three (3) business days after the Consent Date, Subtenant will deposit with Sublandlord a cash security deposit (the “Security Deposit”) in the amount of $281,882 (the “Deposit Amount”). The Security Deposit will be held by Sublandlord as security for Subtenant’s performance of its obligations under this Sublease and may be applied, at Sublandlord’s sole discretion, against any obligation incurred by Subtenant in connection with this Sublease that is not timely paid or performed (as the case may be), including the payment of rent, the repair of any damage that is Subtenant’s responsibility, and all other obligations of Subtenant under this Sublease. If Sublandlord debits the Security Deposit, Sublandlord will notify Subtenant of the occurrence and amount of the debit, and Subtenant will promptly pay to Sublandlord the amount necessary to restore the Security Deposit to the full Deposit Amount. Sublandlord is not required to keep the Security Deposit separate from its general funds and Subtenant is not entitled to interest on the Security Deposit. The Security Deposit, or any then remaining balance thereof after deduction of any debits under this Section 4, will be returned to Subtenant within 30 days after the later of (a) the expiration of the Term or termination of this Sublease, and (b) the date on which Subtenant surrenders the Subleased Premises to Sublandlord in the condition required by this Sublease. If, following Landlord’s termination of the Master Lease or termination of Sublandlord’s right to occupy the Premises, Landlord exercises its right to require that Subtenant attorn to and recognize Landlord as the landlord under a direct lease with Landlord on the terms of this Sublease as contemplated in Section 19.1 below, Sublandlord shall deliver the Security Deposit (or any then remaining balance thereof after deduction of any debits under this Section 4) to Landlord. If Sublandlord fails to do so, Subtenant shall have the right to apply the Deposit Amount as a credit against Net Rent and Additional Charges next coming due hereunder, until fully credited.
5.
Alterations. Subtenant may not make any alterations, additions, or improvements (including, without limitation, Subtenant’s initial finish-out improvements) to the Subleased Premises (the “Alterations”) without the prior written consent of Sublandlord and Landlord, which in each case shall not be unreasonably withheld, conditioned or delayed (except, in the event of Landlord’s consent, as may otherwise be set forth in the Master Lease), provided that neither Sublandlord’s nor Landlord’s consent shall be required for Minor Alterations applicable to the Subleased Premises (provided such Minor Alterations comply with Section 6.2 of the Master Lease). With respect to any Alterations proposed by Subtenant for which Sublandlord’s or Landlord’s consent is required, Subtenant will deliver to Sublandlord copies of all drawings, plans, specifications, materials, documents, and submissions, and Subtenant will reimburse Sublandlord within 30 days after demand for any out-of-pocket costs reasonably incurred by Sublandlord in reviewing same (not to exceed $5,000) plus any costs imposed by Landlord in connection therewith under Section 6.2 of the Master Lease. Approval of Subtenant’s plans does not constitute assumption of responsibility by Sublandlord for their accuracy or compliance with applicable laws. Sublandlord shall respond with Sublandlord’s approval or disapproval of Subtenant’s plans within fifteen (15) business days after its receipt of such plans. At the end of the Term, Subtenant will return the Subleased Premises to Sublandlord substantially in the condition existing as of the Delivery Date, reasonable wear and tear and casualty excepted, at Subtenant’s sole cost and expense. Without limiting the foregoing, Subtenant will remove any of Subtenant’s Alterations from the Subleased Premises and repair any damage to the Subleased Premises arising from such removal, at Subtenant’s sole cost and expense, in compliance with Section 26.2 of the Master Lease. Notwithstanding anything to the contrary set forth herein, in no event shall Subtenant be required to remove or restore any interior stairwell or any other improvement or alteration made bySublandlord or in place prior to the Delivery Date. Further, Subtenant will comply with the requirements under the Master Lease applicable to restoration of the Subleased Premises at the end of the Term, but Subtenant’s restoration obligations solely to Sublandlord under this Section 5 are conditioned on Subtenant being informed in writing at the time of approval by Sublandlord of Subtenant’s plans for its Alterations that the applicable Alteration must be removed at the end of the Term. Any Alterations will be constructed, and made available to Sublandlord for inspection prior to occupancy, pursuant to plans and specifications approved in writing by Sublandlord and Landlord if required hereunder, will be installed by a bondable licensed contractor approved by Sublandlord and Landlord (but only if Landlord’s approval would be required under the Master Lease), at Subtenant’s sole expense, in a good and workmanlike manner and in compliance with all applicable laws. Construction of any Alterations will not proceed without Subtenant first acquiring any insurance required by the Master Lease or hereunder. All insurance policies maintained by Subtenant as required hereunder will name Sublandlord and Landlord (and such other parties as may be required by the Master Lease) as additional insureds.
6.
Condition of Premises; Transfer of Assets.
6.1.
Subtenant has thoroughly inspected the Subleased Premises and accepts them in their present condition as of the Effective Date, AS IS WITH ALL FAULTS, except that Sublandlord shall deliver the Subleased Premises to Subtenant on the Delivery Date in good condition, professionally cleaned, free of debris and all personal items except as set forth in Section 6.2 below, and with the internal staircase between the 9th and 10th floors of the Building enclosed as described on Exhibit D hereto.
6.2.
For the sum of $1.00 paid to Sublandlord, Sublandlord agrees to convey to Subtenant, and Subtenant agrees to obtain and accept from Sublandlord, those certain items of furniture in the Subleased Premises as of the Effective Date, according to the following conditions: (a) within three (3) business days after the Consent Date, Subtenant shall deliver to Sublandlord the list of furniture that Subtenant wishes to purchase from Sublandlord (the “Transferred Assets”), and (b) prior to the Delivery Date, Sublandlord shall, at Sublandlord’s cost, remove all items of furniture from the Subleased Premises that are not included in the Transferred Assets. Within seven (7) business days after the Delivery Date, the parties shall execute a Bill of Sale in substantially the form of Exhibit E hereto to effect the transfer of the Transferred Assets. Schedule E-1 to the Bill of Sale attached hereto at Exhibit E contains a list of all items of furniture in the Subleased Premises as of the Effective Date. Upon execution of the Bill of Sale, Schedule E-1 shall be modified as necessary to include only the Transferred Assets. If Subtenant does not timely deliver to Sublandlord the list of furniture that Subtenant wishes to purchase from Sublandlord, it shall be understood that Subtenant desires that the Transferred Assets be comprised of all items of furniture currently in the Subleased Premises, and no modification will be made to Schedule E-1.
6.3.
Sublandlord represents and warrants to Subtenant that, to its actual knowledge, all major building systems serving the Subleased Premises are and will be in good working order as of the Delivery Date. If Subtenant fails to notify Sublandlord of any issues with the Subleased Premises within five (5) days of the Delivery Date, Subtenant will be deemed to have accepted the Subleased Premises AS IS pursuant to Section 6.1 above. Subject to the foregoing and to Section 6.1, Subtenant acknowledges that neither Sublandlord nor any agent of Sublandlord has made any representation as to the condition of the Subleased Premises or their suitability for the conduct of Subtenant’s business. Subtenant and Sublandlord expressly agree that there are and shall be no implied warranties of merchantability, habitability, fitness for a particular purpose or any other kind arising out of this Sublease, and there are no warranties that extend beyond those expressly set forth in this Sublease. SUBLANDLORD AND SUBTENANT ACKNOWLEDGE AND AGREE THAT BY THEIR EXECUTION OF THIS SUBLEASE THE TERMS OF THIS SECTION HAVE BEEN SPECIFICALLY NEGOTIATED AND AGREED UPON.
6.4.
If, as of the Delivery Date, Sublandlord has not satisfied all of the delivery conditions under Sections 6.1, 6.2 and 6.3 above, (i) the Commencement Date shall be extended on a day-for-day basis until all such conditions have been satisfied, and (ii) Net Rent shall be abated one day for each such day of extension. Notwithstanding the foregoing, if Subtenant is unable to access the Shared Amenities prior to the Commencement Date, there shall be no extension of the Commencement Date or Abatement hereunder.
7.
Landlord’s Services. Under Sections 7 and 13 of the Master Lease, Landlord is obligated to provide Sublandlord with certain utilities, operating services, maintenance and repairs (collectively, “Landlord’s Services”). To the extent Landlord’s Services apply to the Subleased Premises, Shared Amenities or Building common areas that Subtenant is entitled to access under this Sublease, Subtenant shall have the benefit of such services, at Subtenant’s cost (as part of Additional Charges) to the extent chargeable to Sublandlord by Landlord under the Master Lease. Sublandlord has no obligation to furnish any of Landlord’s Services and will not be liable for any disruption or failure of such services; provided, however, upon any cessation or suspension of Landlord’s Services due to a default by Sublandlord under the Master Lease that is not caused by Subtenant’s default hereunder, all Net Rent and Additional Charges hereunder shall be abated until all such Landlord’s Services are restored to the extent any such abatement is available to Sublandlord under the Master Lease. If Landlord fails at any time to provide Landlord’s Services, Subtenant shall provide written notice thereof to Sublandlord, whereupon Sublandlord shall make demand upon Landlord to take all appropriate action to correct any defect, inadequacy or insufficiency in the provision of Landlord’s Services, and thereafter shall use commercially reasonable efforts to cause Landlord to perform or provide, as the case may be, Landlord’s Services. If Subtenant requests additional services to the Subleased Premises outside of Building Business Hours, as such term is defined in the Master Lease (such as, by way of example only, overtime HVAC services), then Subtenant shall request provision of such services from Sublandlord and Sublandlord will endeavor to obtain such services from Landlord. Subtenant shall pay the actual cost of such additional services to Sublandlord upon invoice accompanied by supporting documentation (whether incurred via the Master Lease or via a third party). In addition, Sublandlord shall cooperate with Subtenant to provide the rights and remedies afforded to Sublandlord under Section 13 of the Master Lease, including but not limited to with respect to Landlord’s failure to provide Landlord’s Services to the Subleased Premises under Section 13.1 of the Master Lease.
8.
Maintenance and Repair. Subject to Sublandlord’s satisfaction of the delivery conditions under Sections 6.1 and 6.3 above, Subtenant shall, at its expense, perform all maintenance, repair and replacement obligations of Sublandlord applicable to the Subleased Premises as set forth in the Master Lease and keep and maintain all improvements to the Subleased Premises (excluding those improvements to be maintained and repaired by Landlord under the Master Lease) in good order, condition and repair, and shall be solely responsible for the repair, maintenance and replacement of the HVAC system components serving the MDF/IDF rooms in the Subleased Premises. Sublandlord shall maintain and operate the Shared Amenities in accordance with the Master Lease, or cause Landlord to do so.
9.
Use. Subtenant shall use the Subleased Premises for the purposes set forth in Section 1.1 of the Master Lease, and for no other purposes whatsoever. Subtenant’s use of the Subleased Premises must be, at its sole expense, in compliance with all applicable laws. In no event shall Subtenant permit a density of more than 7.5 people per 1,000 rentable square feet of occupancy within the Subleased Premises, as set forth in Section 41.13 of the Master Lease. In no event shall Subtenant permit pets at the Subleased Premises, provided that service animals allowed within the Premises under the rules and regulations set forth in the Master Lease shall be permitted within the Subleased Premises.
10.
Signage Rights. Subtenant shall have the right to install the following signage: (a) a plaque displaying Subtenant’s name and floor/suite number on each floor of the Subleased Premises and a lobby listing in the Building lobby, (b) signage in the elevator vestibule on the 8th and 9th floors, and (c) a sign panel to be installed on a new standard monument sign that would be located outside the Building's front entry on Rock Rose (the “Monument Sign”), all subject to Sublandlord and Landlord’s approval under Section 5 above and in compliance with the Master Lease. All signage shall be the sole cost and responsibility of Subtenant (except that, if the Monument Sign is approved by Landlord, Sublandlord shall pay for the initial costs to construct the Monument Sign and install Subtenant’s signage thereon, and except further that Sublandlord shall pay for the cost of the lobby listing in (a) above and the cost to install Subtenant’s plaque signage on each floor of the Subleased Premises) and Subtenant shall remove all signage at the expiration or sooner termination of the Term. Sublandlord will cooperate with Subtenant in seeking Landlord’s approval for the installation of Landlord’s standard Monument Sign and will coordinate construction of same with Landlord if approved.
11.
Locks. No additional locks shall be placed upon any doors of the Subleased Premises without Sublandlord’s consent, which shall not be unreasonably withheld. At the termination or earlier expiration of the Term, Subtenant shall surrender to Sublandlord all keys and security cards to the Subleased Premises.
12.
Default and Remedies. If Subtenant commits an Event of Default as defined in Section 18 of the Master Lease, then Sublandlord shall have the rights and remedies provided to Landlord under Sections 18 and 19 of the Master Lease. In order to give effect to the foregoing, Sections 18, 19 and 20 of the Master Lease are hereby incorporated by reference, with references to “Tenant”, “Landlord”, “Premises” and “Lease” being revised to “Subtenant”, “Sublandlord”, “Subleased Premises” and “Sublease”, respectively. Notwithstanding anything to the contrary set forth above, Subtenant shall be deemed to have committed an Event of Default if any action or omission, or the negligence or willful misconduct, by Subtenant would result in a default by Sublandlord under Section 18.1.2 of the Master Lease if such event continues for a period of fifteen (15) days after notice to Subtenant regarding same (unless such default could not reasonably be cured during such 15-day period and Subtenant commences the cure within such 15-day period and thereafter diligently pursues same to completion, in which case such event continues for a maximum of sixty (60) days after notice to Subtenant regarding same). Notwithstanding anything to the contrary set forth above, in no event shall any cure periods hereunder be longer than the cure periods provided under the Master Lease.
13.
Insurance. Subtenant shall comply hereunder with the same insurance requirements as are applicable to Sublandlord as set forth in Section 11 of the Master Lease, but with respect only to Subtenant and to the Subleased Premises. Subtenant agrees to name Landlord and Sublandlord (and other parties as may be required under the Master Lease) as additional insureds under Subtenant's commercial general liability policy. Sublandlord shall comply with the commercial general liability and property/casualty insurance requirements applicable to Sublandlord under Section 11.1 of the Master Lease.
14.
Intentionally Omitted.
15.
Risk. Except as otherwise expressly provided in this Section 15, all of Subtenant’s personal property of any kind or description whatsoever in the Subleased Premises shall be at Subtenant’s sole risk. Sublandlord and Landlord shall not be liable for any damage done to or loss of such personal property, injury to person or damage or loss suffered by the business or occupation of Subtenant arising from any acts or neglect of co-tenants or other occupants of the Building, or of any other third parties, or from bursting, overflowing or leaking of water, sewer or steam pipes, or from the heating or plumbing or sprinkler fixtures, or from electric wires, or from gas, or odors, or caused in any other manner whatsoever unless and to the extent the damage is caused by the gross negligence or willful misconduct of Sublandlord or Sublandlord’s agents.
16.
Liability of Sublandlord. Notwithstanding anything in this Sublease to the contrary, the total amount of damages and costs recoverable by Subtenant from Sublandlord for all liabilities, claims, actions, indemnities and judgments arising out of this Sublease against Sublandlord shall not exceed, in the aggregate, the greater of (i) the total amount of rent actually paid by Subtenant under this Sublease, or (ii) $3,500,000, and no other property or assets of Sublandlord shall be subject to levy, execution or other enforcement procedures for satisfaction of any judgment or decree against Sublandlord based upon any default under this Sublease. The principals, officers, directors, agents and employees of Sublandlord shall have no personal liability under this Sublease. In the event of an assignment or other transfer of Sublandlord’s interest in the Master Lease, Sublandlord shall be relieved of all obligations and liability of Sublandlord under this Sublease arising after the date of such transfer, provided any assignee assumes the obligations of Sublandlord under this Sublease from and after the effective date of such assignment.
17.
Indemnification. Subtenant will defend, indemnify and hold harmless Sublandlord from any claim, liability or suit, including reasonable attorney fees, on behalf of any party for any injury or damage occurring on or after the

Delivery Date in or about the (a) Subleased Premises and resulting from any cause whatsoever, except the gross negligence or intentional misconduct of Sublandlord or Sublandlord’s agents, and (b) Shared Amenities or Building and resulting from the act or omission of Subtenant or Subtenant’s agents, employees, contractors, customers, or invitees. Sublandlord will defend, indemnify and hold harmless Subtenant from any claim, liability or suit, including reasonable attorney fees, on behalf of any party for any injury or damage occurring on or after the Delivery Date in or about the Shared Amenities or Building and resulting from the gross negligence or willful misconduct of Sublandlord or Sublandlord’s agents, employees or contractors.
18.
Casualty and Condemnation. Under certain circumstances described in the Master Lease, each of Landlord and Sublandlord may terminate the Master Lease if there is a fire or other casualty damaging the Building or the Subleased Premises or if there is a condemnation affecting the Building, provided that Sublandlord will not exercise its right to terminate the Master Lease if there is a fire or other casualty that damages only the Subleased Premises unless Subtenant exercises its right to terminate this Sublease as provided below. Any such termination will automatically terminate this Sublease. In addition, in the event of a fire or other casualty to the Building or the Subleased Premises, the Sublease and Subtenant’s occupancy of the Subleased Premises will be subject to the terms of Section 22 of the Master Lease. Sublandlord shall have no obligation to repair, restore or rebuild the Subleased Premises, but Sublandlord shall enforce Landlord’s obligation to do so per the Master Lease. Net Rent under this Sublease will abate if and to the extent rent is abated under the Master Lease. Subtenant shall have the right to terminate this Sublease on the same terms and conditions that the Tenant has the right to terminate the Master Lease pursuant to Sections 22 or 23 of the Master Lease (if any).
19.
Master Lease.
19.1.
Subordination; Attornment. Sublandlord represents and warrants to Subtenant that the copy of the Master Lease attached hereto as Exhibit A is a true, correct and complete copy of the Master Lease, subject to the redactions shown therein. Sublandlord further represents and warrants to Subtenant that the Second Amendment to Lease attached hereto as Exhibit A (which has been fully redacted) contains only a Covid-specific rent deferral and does not impact Subtenant’s rights and obligations hereunder in any manner. This Sublease is subject and subordinate to the Master Lease, to all ground and underlying leases, to all mortgages and deeds of trust which may now or hereafter affect the Property, and to any and all renewals, modifications, consolidations, replacements and extensions thereof, provided that Sublandlord will not agree to any modification of the Master Lease that materially affects Subtenant’s rights or obligations hereunder without Subtenant’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Subtenant agrees, upon request of Sublandlord, at any time or times, to execute and deliver to Sublandlord any and all instruments as shall be required by Landlord to effect a subordination of this Sublease to the lien of any deed of trust entered into by Landlord, in accordance with and subject to the terms of the Master Lease. In the event of the occurrence of an event of default by Sublandlord under the Master Lease, if Landlord elects to terminate the Master Lease or terminate Sublandlord’s right to occupy the Premises, then this Sublease will terminate; provided, however, that Landlord will have the option, in its sole and absolute discretion, to require that Subtenant attorn to and recognize Landlord as the landlord under a direct lease with Landlord but otherwise on the terms of this Sublease. Subtenant agrees to execute commercially reasonable documents or instruments necessary to facilitate Subtenant’s attornment upon Landlord’s request.
19.2.
Adherence to Terms of Master Lease. Each of Sublandlord and Subtenant shall neither do nor permit anything to be done that would cause the Master Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in Landlord under the Master Lease. Subtenant shall defend, indemnify and hold Sublandlord harmless from and against any breach of its obligations under the preceding provisions of this Section 19.2, including, but not limited to, reasonable attorneys’ fees and costs, including on appeal. Sublandlord shall defend, indemnify and hold Subtenant harmless from and against any willful or grossly negligent act by Sublandlord that would cause the Master Lease to be terminated or forfeited, including, but not limited to, reasonable attorneys’ fees and costs, including on appeal. Subtenant agrees the terms of this Sublease are subject and subordinate to the terms of the Master Lease. Subtenant has read and understands the Master Lease, including the rules and regulations set forth in the Master Lease, and, unless otherwise expressly provided in this Sublease, Subtenant will perform and comply with all terms (other than any rent or other payment obligations of Sublandlord) contained in, and required of

Sublandlord as tenant under, the Master Lease with respect to the Subleased Premises. The indemnification obligations under this Section 19.2 will survive any termination of this Sublease.
20.
Right of Entry. Upon reasonable prior notice to Subtenant (except in the case of emergency), Sublandlord shall have the right to enter the Subleased Premises. Subtenant will provide Sublandlord with access control cards, keys, or other means necessary to access the interior of the Subleased Premises. Sublandlord's use of such access will be limited to situations involving emergency, routine inspections, or scheduled maintenance or regular security services as described elsewhere in this Sublease. Sublandlord shall also have the right to access the IDF rooms within the Subleased Premises as necessary for maintenance, repair and replacement of any equipment and data cabling therein serving portions of the Building other than the Subleased Premises. Sublandlord shall not unreasonably interfere with Subtenant’s business operations during any such access. At Subtenant’s option, a representative of Subtenant may accompany Sublandlord during any such access, but such requirement shall not be construed to permit unreasonable restrictions or delays on Sublandlord’s access to the IDF rooms.
21.
Right of First Refusal. If, during the Term, Sublandlord desires to sublease all or any portion of the 10th floor of the Premises to a third party, Sublandlord shall first give to Subtenant notice thereof, including a copy of any letter of intent that Sublandlord has entered into with a third party, and otherwise describing the terms of such proposed agreement (the “Third Party Offer Notice”). Subtenant shall have the right to enter into a sublease with Sublandlord on the exact terms set forth in the Third-Party Offer Notice by giving Sublandlord written notice thereof (“Exercise Notice”) within five (5) business days after the date Subtenant receives the Third-Party Offer Notice. If Subtenant does not exercise such right of first refusal in the time and manner set forth herein, Sublandlord shall be free to enter into a sublease with such third party on the terms set forth in the Third-Party Offer Notice. However, Sublandlord shall not enter into a sublease for all or any portion of the 10th floor of the Building with (i) the third party that is the subject of a Third-Party Offer Notice on terms materially different than those set forth in such Third-Party Offer Notice, (ii) any other third party without having presented the related Third-Party Offer Notice to Subtenant under this Section 21, or (iii) any third party on terms that are not arms-length between Sublandlord and such third party. Subtenant acknowledges and agrees the right of first refusal shall be deemed personal to Subtenant and if Subtenant subleases, assigns, or otherwise transfers any interest under this Sublease to any person or entity other than an Affiliate, prior to the exercise of the right of first refusal, the right of first refusal shall lapse and be forever waived. Except as set forth in this section, Subtenant will have no right to exercise any extension or expansion right, right of first offer or refusal, or option to purchase or lease that may be granted to Sublandlord under the Master Lease. Nor will Subtenant have any right to exercise any other option or right granted to Sublandlord under the Master Lease, including without limitation any option or right to terminate the Master Lease, except as expressly provided in this Sublease.
22.
Rules and Regulations. Subtenant shall observe at all times the reasonable rules and regulations promulgated by Landlord that are applicable to the Subleased Premises or any occupant thereof, subject to Section 16 of the Master Lease.
23.
Subletting/Assignment.
23.1.
General. Subtenant shall not sublet all or any portion of the Subleased Premises, grant any occupancy rights thereto, or assign this Sublease by operation of law or otherwise, for any period of time, without the prior written consent of Sublandlord and Landlord. Landlord’s consent shall be subject to the terms of the Master Lease. Sublandlord’s consent to an assignment by Subtenant shall not be unreasonably, withheld, conditioned or delayed. A transfer of more than fifty percent (50%) of the ownership in Subtenant, shall be deemed an assignment hereunder, provided that the foregoing shall not apply to any transfers of ownership interests of Subtenant on a public stock exchange. Sublandlord shall not unreasonably withhold its consent for Subtenant to sublet all or any portion of the Subleased Premises, grant any occupancy rights thereto, or assign this Sublease to an Affiliate.
23.2.
Recapture. For any future proposed sublease, assignment or other transfer for which Sublandlord’s consent is required under Section 23.1 (excluding a sublease, assignment or other transfer to an Affiliate), in lieu of granting such consent, Sublandlord reserves the right to terminate this Sublease or, in the case of a subletting of less than all the Subleased Premises, to terminate this Sublease with respect to such portion of the Subleased Premises, upon notice to Subtenant within ten (10) days of receipt of notice from Subtenant describing the terms of such future proposed transfer (including a copy of any letter of intent that Subtenant has entered into with the proposed transferee), such termination to be effective as of the proposed effective date of such subletting or assignment, in which event Sublandlord may enter into the relationship of landlord and tenant with any other person or entity (including the sublessee or assignee proposed by Subtenant) on such terms and conditions as Sublandlord may deem acceptable.
23.3.
Effect of Transfer. No subletting, assignment or other transfer under this Section 23 shall relieve Subtenant of any liability under this Sublease, and no consent to any such transfer shall operate as a waiver of the necessity for consent to a subsequent transfer. Subtenant promptly shall provide Sublandlord with copies of any instruments of transfer. Request for a sublease, assignment or other transfer shall not relieve Subtenant of the obligation to comply with the terms of this Section 23 for subsequent proposed transfers.
24.
Notice. Any notice regarding or given under this Sublease shall be in writing and be sent by certified mail, overnight delivery, or personally delivered to, in the case of Sublandlord:

Expedia, Inc.

1111 Expedia Group Way W

Seattle, WA 98199

Attention: Chief Legal Officer

Expedia, Inc.

1111 Expedia Group Way W

Seattle, WA 98199

Attention: VP Real Estate

With a copy to: leaseadmin@expediagroup.com

Or, in the case of Subtenant: BigCommerce, Inc.

Attn: Legal Department

11305 Four Points Drive

Building II, First Floor

Austin, TX 78726

Email: corplegal@bigcommerce.com

BigCommerce, Inc.

Attn: Richard Varga

11305 Four Points Drive

Building II, First Floor

Austin, TX 78726

Email: richard.varga@bigcommerce.com

With a copy to:

JLL

1703 W. 5thStreet, Suite 850

Austin, TX 78703

Attention: Mark Harris

Email: mark.harris@jll.com

Notice shall be deemed given when so delivered to Sublandlord or Subtenant (or on the date delivery is refused) or three (3) days after it is placed, properly addressed with postage prepaid, in a depository for United States certified mail. Either party may provide for a different address by notifying the other party of said change as provided for herein. Subtenant shall deliver to Sublandlord, simultaneously with delivery to Landlord, a copy of any notice, demand, request, consent or approval Subtenant sends to Landlord. Each party agrees to promptly deliver to the other party a copy of any notice, demand, request, consent or approval received from Landlord and not transmitted directly to such other party which is relevant on its face to the rights and obligations hereunder of the other party.

25.
Estoppel Certificate. Upon Sublandlord’s request, at any time and from time to time, Subtenant shall execute and deliver to the requesting party:
(a)
An estoppel in favor of Sublandlord, in accordance with and subject to the terms of the Master Lease, and
(b)
Within ten (10) business days after receipt of the request, a written instrument, duly executed in favor of the requesting party: (i) certifying that this Sublease has not been amended or modified and is in full force and effect or, if there has been a modification or amendment, that this Sublease is in full force and effect as modified or amended, and stating the modifications or amendments; (ii) specifying the date to which the rent has been paid; (iii) stating whether, to the best knowledge of the responding party, Sublandlord or Subtenant, as the case may be, is in default and, if so, stating the nature of the default; (iv) stating the commencement date of the term and whether any option to extend the term has been exercised, and (v) such other information as the requesting party shall reasonably request.
26.
Surrender of Premises. Subtenant shall, on the last day of the term of this Sublease, or upon any earlier termination, remove all of Subtenant’s furniture, furnishings, personal property and equipment and surrender to Sublandlord the Subleased Premises and all improvements to the Subleased Premises broom clean in good order, and in the same condition and state of repair as of the Delivery Date, reasonable wear and tear and casualty excepted, and in compliance with Section 26.2 of the Master Lease, subject to Section 5 above.
27.
Holding Over. If Subtenant holds over after expiration or termination of this Sublease without written consent of Sublandlord (which consent may be withheld in Sublandlord’s sole judgment), Subtenant shall pay as monthly rent an amount equal to one hundred fifty percent (150%) of the Net Rent in effect hereunder during the last month of the Term, plus all other charges due hereunder for each month or any part thereof of any such holdover period. No holding over by Subtenant after the term of this Sublease shall operate to extend the Sublease term. In the event of any unauthorized holding over, Subtenant shall indemnify and hold Sublandlord harmless from any and all damages (including, without limitation, consequential damages) arising from or related to such holdover.
28.
Successors and Assigns. Subject to the restrictions contained in Section 23 above, the covenants and conditions contained in this Sublease shall bind the heirs, successors, executors, administrators and assigns of the parties.
29.
Brokers. Subtenant represents and warrants to Sublandlord that it did not deal with any broker in connection with this transaction other than Jones Lang LaSalle Brokerage, Inc. (“JLL”) as Subtenant Agent and Savills, Inc, as Sublandlord Agent. Subtenant shall indemnify and defend Sublandlord against any loss, cost or liability, including, without limitation, attorneys’ fees, in connection with the claims of any broker (other than JLL and the Sublandlord Agent) arising from Subtenant’s acts. Sublandlord shall pay all other commissions, fees and charges payable or claimed to be payable by any broker or finder, and Sublandlord shall indemnify and defend Subtenant against any loss, cost or liability in connection with such claims.
30.
Attorney Fees. In the event legal proceedings are initiated to enforce any provision of this Sublease, to recover any rent due under this Sublease, for the breach of any covenant or condition of this Sublease, or for the restitution of the Subleased Premises to the Sublandlord and/or eviction of the Subtenant, the prevailing party shall be entitled to recover, as an element of its cost of suit and not as damages, reasonable attorney fees and costs to be fixed by the court.
31.
Entire Agreement, Merger and Waiver. This Sublease supersedes and cancels all previous negotiations, arrangements, offers, agreements or understandings, if any, between the parties. This Sublease expresses and contains the entire agreement of the parties and there are no express or implied representations, warranties or agreements between them, except as contained in this Sublease. This Sublease may not be modified, amended or supplemented except by a writing signed by both Sublandlord and Subtenant. No consent given or waiver made by Sublandlord of any breach of Subtenant of any provision of this Sublease shall operate or be construed in any manner as a waiver of any subsequent breach of the same or of any other provision.

32.
Construction and Interpretation. The captions of this Sublease are provided for convenience only and shall not be used in construing its meaning. The provisions of this Sublease shall be construed in accordance with the fair meaning of the language used and shall not be strictly construed against either party, even if such party drafted the provision in question. Wherever the term “including” is used in this Sublease, it shall be interpreted as meaning “including, but not limited to” the matter or matters thereafter enumerated. References in this Sublease to “Sections” or “Articles” shall mean, unless the context requires otherwise, the Sections and Articles of this Sublease. The term “business days” means Monday through Friday, excluding State and Federal holidays.
33.
Severability. If any provision of this Sublease is found to be unenforceable, the remainder of this Sublease shall not be affected thereby.
34.
Authority. If Sublandlord or Subtenant is a corporation, partnership, limited liability company or other form of entity, then each of Sublandlord and Subtenant, as applicable, with respect to itself, warrants and represents that such party is a duly organized and validly existing entity, has full right and authority to enter into this Sublease, and that the person(s) signing on behalf of party are authorized to do so and have the power to bind such party to this Sublease.
35.
Sublandlord and Subtenant Relationship Only. Nothing contained in this Sublease shall be construed to create the relationship of principal and agent, partnership, joint venture or any association between Sublandlord and Subtenant.
36.
Memorandum of Lease; Confidentiality. This Sublease shall not be recorded, and no memorandum of this Sublease shall be recorded. The parties shall treat the contents of this Sublease as confidential information and shall not disclose the terms and conditions hereof to other parties other than Landlord; provided, however, that each party may disclose portions of the Sublease to its officers, directors, employees, attorneys, architects, accountants, and other consultants and advisors to the extent that such persons need to know such information and provided that such parties are first informed of the confidential nature of such information and each such party agrees to treat such information as confidential. In addition, the contents of this Sublease may be divulged by either party to the extent, but only to the extent, required by law or in any administrative or judicial proceeding in which such party is required to divulge such information, however each party shall notify the other prior to making such disclosure. Subtenant shall treat the contents of the Master Lease as confidential information and shall not disclose the terms and conditions thereof to parties other than those to whom disclosure of the Sublease terms is permitted hereunder. Notwithstanding anything in this Sublease to the contrary, Sublandlord and Subtenant shall each have the right, in its absolute discretion, to file or disclose this Sublease with the Securities and Exchange Commission if Sublandlord or Subtenant, as applicable, determines that such filing or disclosure is necessary or advisable under the Securities Exchange Act of 1934, as amended.
37.
Waiver of Trial by Jury. SUBLANDLORD AND SUBTENANT EACH ACKNOWLEDGES THAT IT IS AWARE OF AND HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHT TO TRIAL BY JURY, AND EACH PARTY DOES HEREBY EXPRESSLY AND KNOWINGLY WAIVE AND RELEASE ALL SUCH RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS SUBLEASE, SUBTENANT’S USE OR OCCUPANCY OF THE SUBLEASED PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE.
38.
Parking. Subtenant will be entitled to the nonexclusive use of 4.6 parking spaces per 1,000 rentable square feet of the Subleased Premises in the D11 gated parking garage (the “Parking Ratio”). Additionally, Sublandlord shall request that Landlord provide four (4) designated reserved parking spots for the exclusive use of Subtenant’s guests and executives on the first level of the D11 garage (signage for which shall be at Subtenant’s cost and expense), subject to the provisions set forth in the Master Lease. Subtenant will have no right to the use of any other parking spaces located on or about the Premises. In no event shall Subtenant use parking more than the Parking Ratio. Sublandlord shall maintain records of Subtenant’s use of the parking spaces and shall provide copies of same to Subtenant upon written request. All parking provided to Subtenant under this Sublease shall be at no additional charge to Subtenant during the Term. At all times during the Term, Sublandlord shall provide one garage access card (which shall be the same as the Building access card provided pursuant to Section 1 above) to each employee of Subtenant working at the Subleased Premises as designated by Subtenant at no charge to Subtenant or such employee, even though the total number of access cards issued will exceed the Parking Ratio. If necessary, Sublandlord will apply its existing smart parking solution for garage access to ensure Subtenant has full use of its Parking Ratio at all times for the benefit of its employees.
39.
Hazardous Materials. Neither Subtenant nor its officers, directors, agents, contractors, employees, or invitees will use, generate, manufacture, produce, store, release, discharge, or dispose of on, under, or about the Subleased Premises, the Premises, or off-site the Subleased Premises or Premises affecting the property on which the Premises is located, or transport to or from the Subleased Premises or Premises, any Hazardous Materials (defined below) except in compliance with applicable Environmental Requirements (defined below) and in accordance with the terms of the Master Lease. To the extent required by Environmental Requirements, Subtenant will investigate, remove, monitor, mitigate, and remediate (or, at Sublandlord’s election, reimburse Sublandlord for the costs to investigate, remove, monitor, mitigate, and/or remediate) any Hazardous Materials released into or on the Subleased Premises or the Premises by Subtenant or its Personnel in violation of Environmental Requirements. Subtenant will indemnify, defend, and hold Sublandlord harmless from and against any and all losses, claims, demands, actions, suits, fines, penalties, liabilities, damages (including punitive damages and natural resource damages), costs, and expenses (including remediation, removal, repair, corrective action, or cleanup expenses, reasonable attorneys’ fees, consultant fees or expert witness fees) which are brought or recoverable against, or incurred by Sublandlord as a result of any release of Hazardous Materials by Subtenant or its personnel, regardless of whether Subtenant had knowledge of such noncompliance. The obligations of Subtenant under this Section 39 will survive termination or expiration of this Sublease. The term “Environmental Requirements” means all present and future legal requirements relating to environmental conditions on, under, or emanating from the Subleased Premises or Premises or the environment, including the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; all state and local counterparts thereto; and any regulations, policies, permits or approvals promulgated or issued thereunder. The term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, under any Environmental Requirements, asbestos, lead-based paint, and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas).

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SUBLANDLORD: EXPEDIA, INC., a Washington corporation By: Name: Title: By: Name: Title:	SUBTENANT: BigCommerce, Inc., a Texas corporation By: Name: Title:

The exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.